PARTICIPANTS

Corporate Participants

Mark R. Klausner – Managing Partner, Westwicke Partners, LLC

Ken Reali – President, Chief Executive Officer & Director

Joseph P. Slattery – CFO, Executive VP & Head-Investor Relations

Other Participants

Matt S. Miksic – Analyst, Piper Jaffray, Inc.

Mark Landy – Analyst, Summer Street Research Partners

Joe Munda – Analyst, Sidoti & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the TranS1 Second Quarter 2012 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. [Operator Instructions] As a reminder, this call may be recorded.

I would now like to introduce your host for today’s conference, Mark Klausner. Sir, you may begin.

Mark R. Klausner, Managing Partner, Westwicke Partners, LLC

Thanks, Operator. Joining us on today’s call are TranS1’s President and Chief Executive Officer, Ken Reali and its Chief Financial Officer, Joe Slattery.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business. The Company undertakes no obligation to update information provided on this call.

For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and Form 10-Q which the Company plans to file with the SEC on or about August 13, 2012, along with the Form 8-K filed with our earnings release. TranS1 disclaims any obligation to update any forward-looking statements made during the course of this call.

With that, it’s my pleasure to turn the call over to TranS1’s CEO, Ken Reali.

Ken Reali, President, Chief Executive Officer & Director

Thank you, Mark. On today’s call, I will review our operating results for the second quarter and discuss some recent developments in our business. Then Joe will provide you with the details of our financial results. I will then review the progress on our operational priorities for 2012.

Worldwide, we generated $3.5 million in revenue, and completed 262 AxiaLIF procedures during the second quarter. Our domestic business continued to be impacted by our limited physician reimbursement for AxiaLIF, and the continued denial of coverage for fusion procedures based on medical necessity.

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We are making good progress on our payor reimbursement and coding strategy, with three additional payors added recently.

Average revenue per case remained near all-time highs, driven by a higher mix of the AxiaLIF 1L+ product, and higher ancillary product usage.

In the quarter, our cash and investments decreased by $5.1 million to $33.4 million. Although, we continue to critically evaluate our spending, the increasing clarity around physician reimbursement for AxiaLIF and the early success of VEO product give us additional confidence to prudently invest in sales, training, reimbursement, clinical research and new product development.

I would now like to discuss some recent developments in our business. During the quarter, we updated our website to reflect AxiaLIF coverage by MagnaCare, which is 1.3 million covered lives, primarily located in New York and New Jersey.

In addition, we recently gained AxiaLIF coverage from Capital BlueCross, which covers almost 1 million lives, primarily in Central Pennsylvania. We also learned yesterday that Avera Health Plan and HMO in South Dakota with less than 100,000 lives will cover AxiaLIF.

These changes bring our total coverage to over 35 million covered lives for our specific T-Code. Although, we have continued to make progress in gaining coverage, we’re finding that some payors are waiting until closer to the effective date of a Category I code to evaluate coverage.

The launch of our minimally invasive VEO direct lateral fusion system continues to go well, with VEO case revenue up 46% sequentially in its second full quarter, post domestic launch.

We’re seeing strong interest in surgeon training and the number of the surgeons that have trialed the product has consistently improved. We achieved CE Mark for the VEO system in early July, and commenced an immediate launch in several countries in Europe. But we still don’t have any definitive news to report on the subpoena we received from the Office of Inspector General or OIG in October 2011.

We have had two in-person discussions with the government. No claims have been made against the Company and we will update you as more information becomes available. At this time, we would hope to have some resolution to this matter by the end of the first quarter 2013.

2012 remains a year of transition, as we look to return to consistent revenue growth. We’re making significant progress on the key elements of our strategy to build long-term value at TranS1. I’ll provide an update on that progress later in the call.

I would now like to turn the call over Joe to review our financial results from the second quarter. Joe?

Joseph P. Slattery, CFO, Executive VP & Head-Investor Relations

Thank you, Ken, and good afternoon, everyone. For the second quarter, we reported worldwide revenues of $3.5 million, in line with our guidance of $3.3 million to $3.7 million. This represented a quarterly sequential decrease of about 9% and the 35% decrease from the second quarter of 2011. Our revenue per case continued to increase, case count declined and the number of active surgeons in the quarter is flat.

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Total domestic revenue in the second quarter was $3.2 million, as compared to $3.5 million in the first quarter, a decrease of about 8%. Domestic average revenue per case decreased slightly from the first quarter, but continues to be well ahead of last year as a result of our price increase, the 1L+ introduction, 2L+ mix and higher ancillary product usage.

Total domestic AxiaLIF case revenue, which includes revenues for all TranS1 products used in any case that uses an AxiaLIF fusion device, excluding lateral cages, was $2.6 million in the quarter, or 80% of total domestic revenue. Of this revenue, approximately 65% was generated in cases that utilized our one-level device, and 35% was generated in cases that utilized our two-level device.

Revenues generated outside of AxiaLIF cases were about $600,000 in the quarter. This non-AxiaLIF number includes approximately $470,000 in revenue from VEO direct lateral sales. We performed 193 AxiaLIF cases in the U.S. in the second quarter, a decrease from the 222 cases performed in the first quarter. Most of the case volume decline was in 2L+ cases where we experienced unusually high mix in the first quarter. The second quarter mix was more in line with past experience.

On the international front, revenues for the second quarter were approximately $244,000, a decrease of about 13% from the first quarter. Versus the second quarter of 2011, international revenues decreased 41%, but after adjusting for the change to an agency model in Germany in 2012, the decrease would have been 29%.

Gross margin for the quarter was 74% in line with the prior quarter. Total operating expenses increased 4% as compared to the second quarter of 2011, primarily as a result of legal and other fees associated with the OIG investigation and increased surgeon training activity.

Moving on to the balance sheet, we finished the quarter with approximately $33.4 million in cash and investments. Accounts receivable day sales outstanding were 53 at quarter-end compared to 57 in the prior quarter.

Inventory turns were 0.71 at quarter-end, a decrease from 0.85 in the prior quarter due primarily to VEO inventory build. Cash burn for the quarter was $5.1 million. We believe that we have adequate cash and investments to sustain the business for at least the next 12 months.

Turning to guidance, we believe we have enough visibility to continue providing one quarter forward revenue guidance. While our reimbursement outlook is becoming clearer, we do not anticipate returning to quarterly sequential growth until the fourth quarter as AxiaLIF stabilizes and VEO continues to grow. We currently anticipate that revenues in the third quarter of 2012 will be in the range of $3.3 million to $3.7 million.

This guidance anticipates flat or declining sequential AxiaLIF revenue due to the continuing lack of reimbursement and summer seasonality offset by growth in VEO revenues, stable pricing and an increase over Q2 in international sales due to the launch of the VEO system in Europe.

I will now turn the call back over to Ken. Ken?

Ken Reali, President, Chief Executive Officer & Director

Thanks, Joe. I’d now like to reiterate our four primary operating goals for 2012 highlighted earlier this year and share with you our progress in the second quarter.

Our goals for 2012 are number one, continuing to secure physician reimbursement for our AxiaLIF procedure and leveraging our sales efforts to take advantage of these reimbursement wins.

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Number two, driving adoption of the VEO direct lateral system. Number three, generating further clinical research and data focused on demonstrating the value of both our AxiaLIF and VEO products. And number four, positioning the Company to successfully grow revenue in 2013 after the AxiaLIF Category I code becomes effective.

With regard to reimbursement, the process of determining the surgeon reimbursement value for the Category I code is underway. CMS is in the process of collecting and evaluating inputs and we anticipate that this process will be complete and the Medicare final rule released in early November will provide commentary on the value of the new Category I code.

As noted above, we gained positive coverage decisions for MagnaCare, Capital BlueCross and Avera Health Plan. This gives us over 35 million total lives under coverage currently.

In addition to these 35 million lives, upon the Category I code becoming effective on January 1, we anticipate that we will be covered by payors that represent all Medicare members and also payors that currently don’t pay the T-Code, because they regard procedures of T-Codes as investigational.

We also continue our focus on payors with negative coverage policies, with a significant number of covered lives coming up for review in the December to January timeframe. We currently anticipate that we will have approximately 80 million to 90 million covered lives when the Category I code for AxiaLIF becomes effective on January 1.

Between now and then, our reimbursement strategy remains focused on securing positive coverage decisions from individual payors and educating payors that have non-coverage decisions. We continue to work with the Medicare Administrative Contractors or MACs, Blue Cross Blue Shield carriers and other private carriers to educate them on the AxiaLIF procedure, our growing body of clinical literature and our Category I code status.

We’re excited about the potential of our VEO direct lateral system and encouraged by the early adoption trends. We have seen steady growth in physician training and an uptick in active surgeons each quarter.

There are many recent entrants in the lateral fusion market and this has expanded interest in lateral fusion in general, which has provided a tailwind. We have made product improvements based on input from the surgeon design team and consistently hear from surgeons that they like our unique two stage retraction approach which offers improved visualization of the service muscle and related nerves to potentially reduce the risk of injury.

Turning to our distribution efforts, we remain committed to investing in direct representatives where there is a clear path to building a successful territory. We are in the process of analyzing potential new sales territories to determine where to target our investment as we get closer to the category one code becoming effective.

As a reminder, the key factors that determine the attractiveness of a territory are the number and profile of past AxiaLIF users, the number of likely covered lives and the presence of a key opinion leading surgeon.

With expanded reimbursement, we are looking forward to reengaging with past AxiaLIF users, as well as new users and sharing with them the significant implant and instrumentation improvements that have been made over the past two years. In particular, we believe that surgeons will respond favorably to the 1L+ and our new discectomy and bowel retractor tools.

Collectively, these product improvements address early product concerns around subsidence, fusion rate and bowel injury. As part of our market analysis, we recently completed a survey of former surgeon users as well as non-users to begin to identify geographies that could be attractive to invest them.

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In a survey, a number of former users indicated that they would resume using AxiaLIF when physician reimbursement coverage is in place. In areas that we currently do not have or do not plan to have a direct sales structure in place, we are working closely with distributors to help cover cases and seed the market.

Distributors represent approximately 25% of our business in the quarter. We are also continuing to work with surgeons to generate additional peer-reviewed papers and investing in clinical research. The most recently completed study is a retrospective third party CT review at a minimum of two years of 48 AxiaLIF and 48 ALIF patients.

This study demonstrated the long-term fusion efficacy of AxiaLIF relative to ALIF. Data from this trial has been collected, and a poster was presented at the recent International Meeting of Advanced Spine Techniques or IMAST Conference in Turkey. Additionally, a paper has been submitted to a peer-reviewed spine journal and should be published sometime in the next few quarters.

Data from this paper demonstrates that AxiaLIF has a positive fusion rate when compared to ALIF as evaluated by two concordant spine surgeons who are independent from the treating surgeons.

We enrolled the first patient in our RAMP trial during the second quarter. We currently have two sites enrolling patients and expect this number to increase by the end of the third quarter. This 200 patient prospective randomized control study compares AxiaLIF to TLIF. We believe that this study will allow us to demonstrate comparable fusion rates with better outcomes on safety, complications and health economics and we see that providing a compelling adoption rationale to physicians, hospitals and payors in the medium term as we seek to establish AxiaLIF as standard of care for lower lumbar spinal fusion.

Furthering this initiative to demonstrate the value of the AxiaLIF procedure, we are undertaking a retrospective health economic study that we expect to complete by the first quarter of 2013.

The study will isolate the cost of our minimally invasive spine fusion as compared to traditional open procedures. We expect to utilize this data with payors as it becomes available.

Finally, we will focus the remainder of 2012 on preparing for revenue growth when the Category I code becomes effective on January 1, 2013. The primary area of focus in this regard is developing our distribution and training efforts to educate the market on the benefits of our AxiaLIF pre-sacral approach to fusion.

In many respects, this will be a relaunch of the AxiaLIF procedure. We’ll be holding an Association of Pre-sacral Spine Surgeons or APSS Meeting in November to kick off our AxiaLIF relaunch. Our procedure has been performed over 13,000 times and has a documented safety and efficacy profile.

Also, as we have discussed before, the pre-sacral approach is minimally invasive, and unlike standard surgical interbody fusion procedures, does not dissect any muscles or ligaments. As a result, patients may spend less time in the hospital and return to normal function more quickly.

We intend to begin to prudently expand our distribution efforts as we progress through 2013, as well as strengthening our surgeon training capabilities. Our recently opened Raleigh Training Facility provides us with the ability to efficiently and cost-effectively train surgeons and our sales force on all of TranS1’s products and was utilized frequently in the second quarter to train both domestic and international spine surgeons.

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In closing, with the significant progress we have recently made on our key operational goals, I believe we have built the foundation necessary to achieve market penetration and future revenue growth as we gain the AxiaLIF Category I code in 2013.

We believe that further reimbursement progress and expanding clinical publications, coupled with our new products and continuous AxiaLIF improvements, will be the drivers for long-term success at Trans1.

While the overall spine market remains challenging, I am convinced that the minimally invasive segment of the market will continue to be attractive and grow at above market rates for the foreseeable future. In the minimally invasive market, our AxiaLIF technology provides a safe and effective solution that can become a standard of care in lower lumbar fusion.

In addition, our VEO direct lateral system is a unique product offering differentiation from the field by its direct visualization capabilities. I look forward to updating you on continued operational progress.

Now, we’d like to open the call up to take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Matt Miksic of Piper Jaffray. Your line is now open.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Hi, guys.

<A – Ken Reali – TranS1, Inc.>: Hi, Matt. How are you doing?

<Q – Matt Miksic – Piper Jaffray, Inc.>: Fine, thanks. Thanks for taking the questions. I wanted to maybe start, start with something you just mentioned, Ken, and I know we are a long way from this happening, but you are doing a fair amount of clinical work. You have pretty good results here compared to sort of the standard approaches to treat the lower lumbar spine, on track for your level I code of becoming effective really next year through rocking that code in the fall.

What is the – now I look again beyond reimbursement, because you’re just kind of getting there now, but what is the pathway to something becoming more than just an alternative to ALIF but something that becomes more widely recognized as superior to ALIF?

<A – Ken Reali – TranS1, Inc.>: I think it’s obviously in the environment today, one of the things that we’re focused on Matt, is cost effectiveness and we feel that, the fusion rates and certainly the safety profile based on the data that we have published today and what we expect to have published in the future, are going to show at least equivalency in those areas, but where we can win is in the cost affecting this area. Shorter hospital stays, less OR time, quicker return to activity, these are all the key cost drivers and levers that make a difference between AxiaLIF and ALIF. So that’s where we win in the long-term and we expect, as our data comes out with the RAMP trial, with our retrospective economic study that we expect to have out by early next year, these are going to be the difference makers for us, particularly, in the environment that we’re in today. This is a natural fit and I feel very strongly that the market is evolving towards us because of its desire for minimally invasive procedures, but not only that, but its desire for cost effectiveness.

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<Q – Matt Miksic – Piper Jaffray, Inc.>: And I guess it’s around that cost effectiveness that we’re starting to hear hospitals having this dialog with payors more and more where the payor will look carefully at the cost, what’s the total cost of doing the procedure at this hospital, what is it if he is doing the procedure at that hospital. And we haven’t yet started seeing big changes in the way those hospitals or the payors are sort of selecting their preferred providers and preferred hospitals, but is that something – is that happening at all in spine? Do you anticipate that happening in spine? Obviously, if that does happen, you’ve got a better lower cost solution in total cost of care, but how far away are we from that starting to happen?

<A – Ken Reali – TranS1, Inc.>: I don’t think we are far at all. In fact, this is something that, Matt, we’ve been fairly close to over the past couple of years as we started actively speaking to medical directors of many of the private payors and that is – once they understand our procedure that is one of the first questions they ask for is, this looks like it’s less expensive, more economical, please give us that data. So it is a natural inclination that payors are looking for and certainly once you have that data, that is something that I think will be highly scrutinized and valued.

I think currently, though, I would say that many payors continue to look at spine fusions very, very carefully. One payor, in particular, I know of, is now requiring forms to be filled out by each physician to highlight exactly what they did in each procedure to really ascertain what they did and what they actually pay for versus what they regard as investigational.

So I think the scrutiny continues to go up in spine fusion from everything that I’ve seen and these are events that have taken place just over the past couple of quarters. And that interesting cost effectiveness and having a procedure that could potentially get a patient home from the hospital sooner back to activity quicker is certainly of high interest to medical directors who see a lot of their dollars going to pay for spinal fusion.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay, that’s helpful. And then one just maybe a follow-up on, you mentioned the recently published data and some of the papers that will be available next year. Anything – and I am sorry if I missed it, but did you mention anything that you will have in either the SRS or NAS meetings here in the fall, any data or papers that you anticipate being able to present?

<A – Ken Reali – TranS1, Inc.>: Nothing, nothing that we haven’t talked about, Matt, the most recent paper, that certainly we expect to come out by the first half of next year is the retrospective analysis of 48 AxiaLIF versus 48 ALIF patients. And this is significant, this is a side-by-side comparison done by two independent radiologists who are not involved in a surgical procedure.

The follow up was at least two years and extended out to six years for AxiaLIF – some AxiaLIF cases and nine years for some ALIF cases. And this showed a positive fusion rate of AxiaLIF versus ALIF. It wasn’t statistically significant, but it was a difference in fusion rate.

And the adverse events, the serious adverse events were zero for AxiaLIF and two for ALIF. There were 10 sites in this study and it is a brand new data set that we’re actually pretty excited about and look forward to that peer-reviewed publication coming out next year.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Perfect. Alright. Well, thanks again. I’ll hop back in queue.

<A – Ken Reali – TranS1, Inc.>: Thanks, Matt.

Operator: Thank you [Operator Instructions] Our next question comes from Mark Landy of Summer Street. Your line is now open.

<Q – Mark Landy – Summer Street Research Partners>: Hi, folks. Thanks, for taking my call.

<A – Ken Reali – TranS1, Inc.>: Sure, Mark. How are you doing?

<A – Joseph Slattery – TranS1, Inc.>: Hi, Mark.

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<Q – Mark Landy – Summer Street Research Partners>: Good, good. Fine thanks and congratulations on all of the good recent wins. And also just thank you guys for really giving an in-depth press release, that was fantastic, a lot of good information there.

<A – Ken Reali – TranS1, Inc.>: Thank you.

<Q – Mark Landy – Summer Street Research Partners>: Tongue in cheek, guys. As you kind of reached out there to surgeons who perhaps used AxiaLIF from the first go around, can you perhaps compare and contrast the reception that you’re getting – as you head back to folks who perhaps have used the system before? And how is the enthusiasm this time around versus last time as you ramp up for a launch?

<A – Ken Reali – TranS1, Inc.>: Yes, Mark, that’s a good question, and I know you’ve touched on this in prior quarters. And it’s certainly something that we have our ear to the ground on. As you mentioned, we recently completed a survey of prior AxiaLIF users who had dropped off mainly for reimbursement. And the question for them was, would you come back when we have payor coverage? And we are pleasantly surprised at the significant response that we got from physicians that will come back.

Certainly, that’s the largest bucket we have. Our physicians that simply stopped using because they could not get paid for the procedure. So that is encouraging and that’s something we know where these surgeons are, and that’s certainly where we will be focusing our sales, marketing and training efforts starting in the fourth quarter.

There’s also a bucket of surgeons that maybe tried the procedure an early version of our device that did not have good results. And that is something else that we’ve addressed very aggressively over the past couple of years with the 1L+, our new discectomy tools, our bowel retractor.

So the focus there, and this will come later in 2013, is an effort to get past users where there was a potential clinical issue, back engaged with TranS1, because clearly they liked the procedure. They may have had some type of issue with an older version of the implant that we’ve addressed.

So our goal is that the lowest hanging fruit is to get back surgeons that dropped off due to reimbursement. That’s a very simple, straightforward approach to our sales strategy. Longer-term, it’s getting back past users and then, of course, new users and we expect with the growth of minimally invasive procedures that there will be renewed interest in our technology as we gain momentum.

<Q – Mark Landy – Summer Street Research Partners>: Just perhaps and these are my words, not your words, so they might have been in the initial launch and the initial usage of AxiaLIF perhaps, maybe an aggressive push to broaden the usage beyond perhaps the capability of the currently released product. How much of a tightrope do you have to walk, as you readdress some of those surgeons? Is it something that you’re able to say, look guys, perhaps we erred or is the tightrope an exceedingly fine tightrope that really kind of handcuffs you a little bit in how you have to approach that subject?

<A – Ken Reali – TranS1, Inc.>: Well. So let me address that in a couple of ways, Mark. First of all, I mean, I’ve been in spine long enough, where I have seen a lot of technologies get overused. And then the real indications come out and the surgeon finds a home for that technology and the proper use, based on the pathology and the patient indication for fusion.

We feel very strongly that our approved indications for AxiaLIF, spondylolisthesis being number one, certainly degenerative disc disease with stenosis whether it’s leg pain, revision surgery. These are very clear indications that are on our label and that’s where our focus is going to be.

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We have some biomechanical data coming out on spondylolisthesis that we hope to have published by the end of the year. That makes it very clear the inherent advantage of using AxiaLIF in a spondy case and its ability to resist sheer force which no other implant can do, if you are using ALIF or a TLIF cage, you cannot resist the sheer force that is in effect with the spondylolisthesis.

So that is certainly a key target for us, is these very specific clinical indications and then certainly as the surgeon becomes comfortable with AxiaLIF again, there is the possibility to expand indications to those other indications on our label.

But very clearly to us, the spondylolisthesis indication is number one, but we feel all of these indications on our label are appropriate and we’ve seen good clinical results that have been published in those areas.

<Q – Mark Landy – Summer Street Research Partners>: Just my last question I have related to I think some of the topic that Matt brought up, which is cost benefit analysis and obviously, the cost benefit of procedures. Medical devices hasn’t really – either industry hasn’t done a good job of running some of these cost benefit analyses out of clinical trials or perhaps the reception thereof or the importance thereof hasn’t been that high given that I don’t think we’ve done a lot based on those in the industry over the – maybe the last decade and a half that I’ve been involved, does one have to change the way we do those studies? Or is it more a function that we are becoming a lot more sensitive to the cost and the benefits of certain procedures and their savings? How should we think of that going forward?

<A – Ken Reali – TranS1, Inc.>: Well, I think you hit on something that’s probably a combination. I think we are more sensitive to it, and certainly, it’s a hot button and I think it will remain to be a sensitive and important issue as cost controls continue to be a big part of the spinal implant market. As far as how they’ve been done, I think that that is something that also can continue to be improved upon.

We’ve engaged some top professionals in this area to help us think through how we’re collecting our data for our economic research and certainly, it’s different than it was five or 10 years ago. There are things that are definitely appreciated more today than they were at that time.

I think for a certain period of time, hospital stay was regarded as acceptable and appropriate for certain types of cases and there were payor contracts that actually obligated patients to stay in the hospital.

So it was difficult to get a shorter stay in the hospital just driven by the payor contracts that obligate the patient to stay in the hospital. That’s not as much today, where payors are looking for a shorter stay in the hospital, because they know that’s a cost driver that will save significant dollars.

So it’s things like that that I think are more scrutinized and become more important as we go forward. And those are things that we’re measuring on our RAMP trial. We’re measuring it in our retrospective analysis as well.

And our discussions and the other piece to this, Mark, is the audience. The audience for this is generally the medical directors at private payors. They really care about this. And as I’ve mentioned, we’ve had these conversations over the past two years. This is a consistent theme of information they are looking for in making their coverage decisions and recommendations on what spinal procedures they would prefer surgeons do.

So they can be a driver and I think we’ve seen the beginning of this over the past year-and-a-half that payors are having a much more vocal voice in the choices made in terms of fusion and economics will be a big part of that.

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<Q – Mark Landy – Summer Street Research Partners>: Okay. Thanks, guys. Thanks for answering my questions.

<A – Joseph Slattery – TranS1, Inc.>: Thanks, Mark.

<A – Ken Reali – TranS1, Inc.>: Thanks, Mark.

Operator: Thank you. Our next question comes from Joe Munda of Sidoti. Your line is now open.

<Q – Joe Munda – Sidoti & Co. LLC>: Good afternoon, guys. Thanks for taking my question.

<A – Joseph Slattery – TranS1, Inc.>: Hi, Joe.

<A – Ken Reali – TranS1, Inc.>: Sure, Joe.

<Q – Joe Munda – Sidoti & Co. LLC>: Real quick, I kind of want to dive a little bit into the financials. I’m not sure if you touched on it, but as far as gross margin is concerned, is this a normalized level that we should see going forward for the rest of the year?

And then when the approval occurred, how much leverage do you think you guys will have? And also taking into account medical device tax, that’s going to be coming into effect, I’m just kind of wondering how it all plays out?

<A – Joseph Slattery – TranS1, Inc.>: Sure, Joe. It’s Joe Slattery. The current margin levels are about normal for our business, keeping in mind that our volumes are pretty low. And historically, we’ve been in the higher 70s, not the mid-70s. I think it will take some time next year but with appropriate scale, we can probably get back-up into the high 70s to 80-ish exclusive of the medical device tax.

<Q – Joe Munda – Sidoti & Co. LLC>: Okay. And how...

<A – Joseph Slattery – TranS1, Inc.>: Hey, Joe, I mean, one thing we have going on right now is, a low volume and we just launched a lateral system. So, we have a pretty high depreciation burden for all the new instrument trays on those systems, and it’s completely scalable from here. We have the inventory we need to deliver that business into next year.

<Q – Joe Munda – Sidoti & Co. LLC>: And what was CapEx through the first six months?

<A – Joseph Slattery – TranS1, Inc.>: It was $1.4 million.

<Q – Joe Munda – Sidoti & Co. LLC>: All right. And...

<A – Joseph Slattery – TranS1, Inc.>: That’s primarily instrument trays for the lateral system.

<Q – Joe Munda – Sidoti & Co. LLC>: Okay. So – okay. So, going forward then into the next year are you got guys – with the approval – I mean has all the CapEx been done this year, for the next year, or how should we look at that?

<A – Joseph Slattery – TranS1, Inc.>: I think it’s been unusually high in the first half of this year. We may be launching a pedicle screw system next year. Depending on the timing of that, that could affect the number. I guess what I would say is 7% to 10% of revenue is probably a reasonable benchmark that we see consistently in this space.

<Q – Joe Munda – Sidoti & Co. LLC>: Got it. And then, I’m not sure if you talked about medical device tax. I’m hearing a lot of different things from a lot of different people. Are you guys going to raise prices to offset some of that? How is that going to work?

<A – Joseph Slattery – TranS1, Inc.>: We haven’t made any decisions on that, Joe.

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<Q – Joe Munda – Sidoti & Co. LLC>: Okay. And then you guys had stated 80 million lives January 1st with the approved – with the change in the Category code. So is it safe to assume then that we could see revenues double year over year; and just state the ballpark, just taking a look at it.

<A – Joseph Slattery – TranS1, Inc.>: Yes. We can’t give any guidance into next year at this point, Joe.

<Q – Joe Munda – Sidoti & Co. LLC>: Okay. Alright. Thanks, guys.

<A – Ken Reali – TranS1, Inc.>: Thanks, Joe.

Operator: Thank you. And at this time, I am not showing any further questions. I’d like to turn the call back to Mr. Ken Reali, for any further remarks.

Ken Reali, President, Chief Executive Officer & Director

Thank you, Sam. Let me close by thanking all of you for taking the time to join us on our call today. I am encouraged with our significant progress and the key long-term value drivers of our business.

We look forward to building upon the strong foundation, as we grow revenue in the future. We sincerely appreciate your interest and look forward to updating you on our progress next quarter. Thank you.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This concludes today’s program. You may all disconnect. Everyone have a good day.

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